FIS TRUST 485BPOS

Exhibit 99.(i)

January 12, 2026

FIS Trust

8080 North Central Expressway, Suite 1700

Dallas, Texas 75206

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared with respect to the Registrant was filed with the Securities and Exchange Commission as Exhibit (i) to Pre-Effective Amendment No. 4 to the FIS Trust’s Registration Statement on Form N-1A (File Nos. 333-288251 and 811-24099), via EDGAR Accession No. 0001999371-25-019684 on December 5, 2025.

We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 under the Securities Act of 1933 (Amendment No. 7 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very Truly Yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP